                                                            Exhibit 99.1

For Immediate Release
---------------------
November 17, 2004

Nordstrom Board Announces Quarterly Dividend and Appoints Phyllis J. Campbell, President and CEO of The Seattle Foundation to the Board of Directors

     SEATTLE - November 17, 2004 - Nordstrom, Inc. (NYSE: JWN) announced today that its Board of Directors approved a quarterly dividend of $0.13 per share, payable on December 15, 2004, to shareholders of record on November 30, 2004.
     The board also announced the addition of Phyllis J. Campbell, President and CEO of The Seattle Foundation to its Board of Directors. Ms. Campbell worked in the banking industry for 28 years, most recently serving as president of US Bank of Washington from 1993 until 2001. Well-respected in the Seattle community, she is committed to the improvement of education and human services and is active in many causes in the Asian-American community.
     "We are extremely pleased that Phyllis Campbell has agreed to join our Board," said Chairman Bruce Nordstrom. "We believe Phyllis' management and financial expertise makes her an excellent choice to help guide our company. Her commitment to the well-being of the local community has earned the respect of business and civic leaders in the Seattle area and we're honored to have her join us." Ms. Campbell also serves on several corporate and nonprofit Boards, including Safeco, Alaska Air Group and Seattle University.
     Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 150 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, Nordstrom today operates 94 full-line stores, 49 Nordstrom Racks, five U.S. Faconnable boutiques, one freestanding shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom Direct serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

Investor Contact:
Stephanie Allen, 206-303-3262

Media Contact:
Deniz Anders, 206-373-3038